Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:20 PM 01/29/2007
FILED 02:19 PM 01/29/2007
SRV 070096441 – 3409762 FILE
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
ACUITY LIGHTING GROUP, INC.
     Pursuant to the provisions of Section 242 of the Delaware Genera! Corporation Law, the undersigned Acuity Lighting Group, Inc., a Delaware corporation (the “Corporation”) adopts the following Certificate of Amendment to its Certificate of Incorporation:
I.
     The name of the Corporation is Acuity Lighting Group, Inc.
II.
     This Amendment to the Certificate of Incorporation has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
III.
     The Certificate of Incorporation of the Corporation is hereby amended by deleting Article First in its entirety and replacing it with the following:
          “FIRST: The name of the Corporation is Acuity Brands Lighting, Inc.”
IV.
     This Amendment to the Certificate of Incorporation shall become effective on February 1, 2007 at 12:01 a.m.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation of Acuity Lighting Group, Inc. this 29th day of January, 2007.

ACUITY LIGHTING GROUP, INC.
By:	/s/ Vernon J. Nagel
Name:	Vernon J. Nagel
Title:	Chairman